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Exhibit 99.1

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Company Contacts:
Robert J. Lollini President & CEO (801) 975-1191 www.iomed.com	Betsy Truax Investor Relations Consultant (801) 975-1191, ext. 411 info@iomed.com

IOMED Reports Record Operating Results for Fiscal 2003

Company Posts Record Net Income, Product Sales and Cash Flow

        Salt Lake City, UT (September 3, 2003)—IOMED, Inc.    (AMEX:IOX) today reported financial results for its fourth quarter and fiscal year ended June 30, 2003. For the fourth quarter and fiscal year, IOMED reported net income of $0.04 and $0.10 per diluted share, respectively, on record product sales.

Fourth Quarter Results

        For the quarter ended June 30, 2003, total revenues were $3,153,000 compared with $3,135,000 a year ago. Product sales increased to a record $3,120,000 for the fourth quarter, marking the seventh consecutive quarter of record product sales. IOMED's quarterly product sales have steadily grown to record levels in 26 out of the last 27 quarters.

        Gross margin on product sales improved to 64% for the fourth quarter of fiscal 2003, compared with 63% for the prior-year quarter. Total operating expenses decreased 25% for the fourth quarter of fiscal 2003 compared with the fourth quarter of fiscal 2002. Excluding non-recurring charges recorded in the fourth quarter of fiscal 2002, operating expenses increased 9% due to higher selling, general and administrative expenses, including increased legal expenses related to litigation the Company is pursuing against certain third parties. The fourth quarter of fiscal 2002 included a non-recurring, non-cash impairment charge of $1,190,000, recorded in connection with a reassessment of the recoverability of the unamortized acquisition costs of certain patents and other intellectual property rights.

        IOMED reported net income of $282,000, or $0.04 per diluted share, for the fourth quarter of fiscal 2003 compared to a net loss of $715,000, or $0.11 per share, a year ago.

Year-End Operating Results

        For fiscal 2003, IOMED reported total revenues of $12,107,000 compared with total revenues of $11,760,000 a year ago. Product sales for fiscal 2003 increased 7% from fiscal 2002 to a record $11,935,000. The increase in product sales is a result of increased demand from IOMED's largest customers and a return of the Company's sales orders to normal levels following a shortage of an anti-inflammatory drug often used with its products, which negatively impacted sales during the first quarter of the prior year. Gross margin on product sales was 63% for both fiscal years. Total operating expenses decreased 20% for fiscal 2003 compared to fiscal 2002. Excluding non-recurring charges, operating expenses decreased 8% due to reductions in research and product development and other general and administrative expenses. Increased legal costs and sales and marketing expenses partially offset these reductions. During fiscal 2003, the Company recorded the reversal of $76,000 of non-recurring charges taken in fiscal 2000 related to facilities relocation. During fiscal 2002, the Company recorded restructuring and other non-recurring charges of $1,695,000. For fiscal 2003,

IOMED reported record net income of $785,000, or $0.10 per diluted share, compared to a net loss of $2,362,000 or $0.36 per share, for fiscal 2002.

Cash Flow from Operations

        IOMED generated record operating cash flow for fiscal 2003 of $1.7 million, an increase of $3.4 million over fiscal 2002. During the fourth quarter of 2003, IOMED further reduced the cash restrictions tied to its long-term obligations. These reductions helped increase cash flow by $590,000 during the year. Total cash flow was $1.5 million for the year, a $3.5 million improvement from fiscal 2002.

        At June 30, 2003, IOMED had working capital of approximately $6.3 million. The Company had total cash of $7.6 million, of which approximately $1.7 million is being held as a compensating balance under a long-term obligation and subject to withdrawal restrictions, and the remainder of which is included in working capital.

Management Comments

        "Fiscal 2003 marked a significant threshold for IOMED and established the momentum and financial stability that will provide a springboard for future growth. During fiscal 2003, we made significant advances in the development of our product line and in the strengthening of our distribution network, while continuing to manage and reduce our operating costs. These achievements resulted in record product sales, net income and operating cash flow for the year. We will endeavor to continue this trend through fiscal 2004 as we develop and execute a long-term sustainable growth strategy," said Mr. Robert J. Lollini, president and CEO.

        IOMED is a leader in the development, manufacture and sale of active drug delivery systems used primarily to treat acute local inflammation in the physical and occupational therapy and sports medicine markets. The Company is pursuing opportunities to advance its position as a leading provider of quality, innovative, non-invasive medical products that improve patient healthcare. IOMED seeks to accomplish this by growing its existing product lines, distributing new product lines and through acquisitions.

        The statements contained in this news release that are not purely historical are forward-looking statements, as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and include IOMED's beliefs, expectations or intentions regarding its future operations and financial condition. All forward-looking statements included in this news release are made as of the date hereof and are based upon information available to IOMED as of such date. IOMED assumes no obligation to update any forward-looking statement. It is important to note that actual outcomes could differ materially from those in such forward-looking statements. Readers should also refer to the risk factors and other disclosures set forth in IOMED's filings with the Securities Exchange Commission on Form 10-K for its fiscal year ended June 30, 2002.

—TABLES FOLLOW—

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2003	2002	2003	2002
	(unaudited)		(unaudited)	(audited)
Revenues:
Product sales	$3,120,000	$3,026,000	$11,935,000	$11,169,000
Contract research revenue, royalties & license fees	33,000	109,000	172,000	591,000

Total revenues	3,153,000	3,135,000	12,107,000	11,760,000
Operating costs and expenses:
Cost of products sold	1,135,000	1,131,000	4,376,000	4,165,000
Selling, general and administrative	1,499,000	1,123,000	5,711,000	5,585,000
Research and product development	242,000	386,000	1,232,000	2,600,000
Non-recurring (income)/expense	—	1,190,000	(76,000)	1,695,000

Total costs and expenses	2,876,000	3,830,000	11,243,000	14,045,000

Income (loss) from operations	277,000	(695,000)	864,000	(2,285,000)
Interest expense	45,000	54,000	213,000	263,000
Interest income and other, net	50,000	34,000	134,000	186,000

Net income (loss)	$282,000	$(715,000)	$785,000	$(2,362,000)

Income (loss) per share:
Basic	$0.04	$(0.11)	$0.12	$(0.36)
Diluted	$0.04	$(0.11)	$0.10	$(0.36)
Shares used in the computation of income (loss) per share:
Basic	6,545,000	6,545,000	6,545,000	6,545,000
Diluted	7,539,000	6,545,000	7,497,000	6,545,000

Consolidated Balance Sheet

	June 30, 2003	June 30, 2002
	(unaudited)	(audited)
Cash and cash equivalents	$5,921,000	$4,422,000
Working capital, net	$6,263,000	$4,731,000
Restricted cash	$1,689,000	$2,279,000
Total assets	$12,491,000	$12,079,000
Long-term obligations	$1,971,000	$2,569,000
Accumulated deficit	$(33,111,000)	$(33,896,000)
Shareholders' equity	$8,416,000	$7,631,000

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended June 30,
	2003	2002
	(unaudited)
Cash flows from operating activities
Net income (loss)	$785,000	$(2,362,000)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	955,000	1,165,000
Provision for doubtful accounts		24,000
Other non-cash items	(76,000)	1,200,000
Changes in operating assets and liabilities:
Accounts receivable	(107,000)	66,000
Inventories	(146,000)	128,000
Prepaid expenses	(5,000)	(36,000)
Trade accounts payable	195,000	(607,000)
Other accrued liabilities	64,000	(1,283,000)

Net cash provided by (used in) operating activities	1,665,000	(1,705,000)
Cash flows from investing activities
Purchases of equipment and furniture	(200,000)	(110,000)
Cash flows from financing activities
Change in restricted cash balance	590,000	376,000
Payments on long-term obligations	(556,000)	(575,000)

Net cash provided by (used in) financing activities	34,000	(199,000)

Net increase (decrease) in cash and cash equivalents	1,499,000	(2,014,000)
Cash and cash equivalents at beginning of period	4,422,000	6,436,000

Cash and cash equivalents at end of period	$5,921,000	$4,422,000

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IOMED Reports Record Operating Results for Fiscal 2003